Exhibit 24

The AES Corporation (the “Company”)

Power of Attorney

The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Thomas O’Flynn and Brian A. Miller and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2012 Annual Report on Form 10-K and any and all amendments and supplements thereto. This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Andrés Gluski	Principal Executive Officer and Director	February 15 , 2013
Andrés Gluski

/s/ Zhang GuoBoa	Director	February 15 , 2013
Zhang GuoBao

/s/ Kristina M. Johnson	Director	February 15 , 2013
Kristina M. Johnson

/s/ Tarun Khanna	Director	February 15 , 2013
Tarun Khanna

/s/ John A. Koskinen	Director	February 15 , 2013
John A. Koskinen

/s/ Philip Lader	Director	February 15 , 2013
Philip Lader

/s/ Sandra O. Moose	Director	February 15 , 2013
Sandra O. Moose

/s/ John B. Morse, Jr.	Director	February 15 , 2013
John B. Morse, Jr.

/s/ Philip A. Odeen	Chairman and Lead Independent Director	February 15 , 2013
Philip A. Odeen

/s/ Charles O. Rossotti	Director	February 15 , 2013
Charles O. Rossotti

/s/ Sven Sandstrom	Director	February 15 , 2013
Sven Sandstrom